Exhibit 99.1

Magistrate Judge Recommends Denial of Class Certification
in Funeral Industry Antitrust Litigation

BATESVILLE, Ind., Nov. 25, 2008, Hillenbrand, Inc. (NYSE:HI) – /PR Newswire-First Call/ On Nov. 24, 2008, a magistrate judge in the United States District Court in the Southern District of Texas (Houston) issued recommendations that plaintiffs’ motions for class certification be denied in two previously disclosed antitrust lawsuits against Batesville Casket Co., Inc. and Hill-Rom Holdings, Inc.

As previously reported, a purported consumer advocacy group, the Funeral Consumers Alliance, and several consumers who had purchased Batesville caskets had filed a purported class-action lawsuit (“FCA Action”) against Batesville Casket Company, Inc., Hill-Rom Holdings, Inc. (formerly known as Hillenbrand Industries, Inc.), and three of Batesville’s funeral home customers, alleging that the defendants violated the antitrust laws. A related lawsuit (“Pioneer Valley Action”) was filed by a group of current and former independent casket retailers, alleging similar violations, purportedly on behalf of a class of independent casket retailers. Hearings on the plaintiffs’ respective motions for class certification in those cases were held in December 2006 before the magistrate judge and briefing on the motion took place thereafter.

On Nov. 24, 2008, the magistrate judge recommended that the motions for class certification in both cases be denied. The plaintiffs in each case have 10 court days (which may be extended) to file objections to the magistrate judge’s recommendations with the United States district judge. If the district judge accepts the magistrate judge’s recommendations and denies class certification, plaintiffs may petition the United States Court of Appeals for the Fifth Circuit for leave to appeal.

For further information and background on these cases, please refer to Hillenbrand’s most recent SEC Form 10-Q.

About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-C

CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President, Investor Relations, and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com

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